Exhibit 99.1
AMERICAN COMMERCIAL LINES INC.
Contact: David T. Parker
Vice President, Investor Relations and Corporate Communications
(800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces Third Quarter Outlook
JEFFERSONVILLE, Ind., Sept. 15/PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) announced today that it expects its third quarter 2008 earnings per share to be in the range of $0.32 to $0.36 representing an approximate 5% to 20% increase over the third quarter of 2007.
ACL also announced that it has received a preliminary independent appraisal of its fleet in connection with its previously disclosed intention to refinance its current credit facility. The value of ACL’s fleet reflected in the preliminary independent appraisal as of August 15, 2008 was in excess of $1 billion.
The Company also provided an update on discussions with its insurance brokers and insurance carriers following the July 23, 2008 oil spill related to a collision involving one of the Company’s barges. Our insurance companies continue to fund the cleanup to date. We are in confirmatory discussions with our insurance brokers regarding documentation issues on excess coverage and have assurances from a substantial majority of insurance companies on the excess layer. We continue to believe we have satisfactory insurance coverage, when combined with other legal remedies, to cover the cost of cleanup and other potential liabilities arising from the incident. Separately, the Company has been invited and agreed to testify before the Subcommittee on Coast Guard and Maritime Transportation of the U.S. House of Representatives Committee on Transportation and Infrastructure. The hearing will address the oil spill and safety on the Inland Waterways System and will take place on Tuesday, September 16. The Company also intends to continue to assist the United States Coast Guard in its investigation of the matter and will participate in the hearings scheduled to resume October 9, 2008.
Also scheduled for Tuesday, September 16, is a presentation by the Company’s President and Chief Executive Officer Mike Ryan at the Jefferies Shipping, Logistics and Offshore Services Conference in New York City at 1:30 p.m. EDT. A live audio webcast of the presentation, with slides, may be accessed at http://www.wsw.com/webcast/jeff29/acli and will be available for on-demand replay following the conclusion of the live webcast and then archived through December 16, 2008. The slides will also be posted on the Company’s website at www.aclines.com.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. visit www.aclines.com.
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